Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 30, 2014, relating to the financial statements and financial highlights which appear in the August 31, 2014 Annual Report to Shareholders of iShares MSCI Russia Capped ETF, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Other Service Providers”, “Financial Highlights” and “Representations and Warranties” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

October 10, 2014